Exhibit 4.1

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Founders Agreement

This Founders Agreement (the “Agreement”) is entered into as of May 26, 2021 (the “Effective Date”) between Innocan Pharma Ltd, RN 515732881, having its principal place of business at 10 Hamanofim St., He rzelia, Israel (“ Innocan”), and Brandzon Co Ltd, RN 516159753 having principal place of business at Aharon Beker 1, Tel-Aviv, Israel (“Brandzon”) each of Innocan and Brandzon shall also be referred to herein as a “Party” and together as the “Parties”.

Whereas:	Innocan, as part of its activity, is conducting research, development, manufacturing and marketing different cosmetic products on the global market as being a fully owned subsidiary of Innocan Pharma corporation, a Canadian public traded company (CSE: INNO); and

Whereas:	Brandzon is specializing in sales, marketing, logistic & operation and development & manufacturing of new products and go to market plan for different consumer goods, without limitation, through e-commerce platforms and online websites; and

Whereas:	the Parties wish to establish a joined company which will develop, manufacture and market different cosmetic products and additional products as will be agreed in the future on the online market throughout the world (the “Company”); and

Whereas:	the Parties wish to specify the principles, details and terms of the cooperation between them to serve their mutual desires regarding establishment and operation of the Company in a detailed Agreement;

Therefore, it is agreed, declared and stipulated by the parties as follows:

1.	Preamble

1.1	The preamble and the appendices to this Agreement are essential parts and are inseparable from it.

1.2	The titles of the sections are for convenience only and are not to be used to explain or hint on the directives of the Agreement or its intentions.

1.3	This Agreement, upon its signature, supersedes all former agreements and/or documents and/or other understandings, made in writing and/or orally between parties and/or between each of the parties and any other third party, except from the Service Agreement between the parties signed Nov 09, 2020, which will remain in force in accordance with its terms as was and/or will be amended by the parties from time to time.

2.	Establishment and Ownership of the Company

2.1	The Company will be established as a private Israeli company in the name “BI Global Ltd.”, or any other name as the Parties may agree from time to time, subject to the approval of the Israeli companies’ registrar.

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2.5	The registered capital of the Company shall consist of 1,000,000 ordinary shares, with no par value (hereinafter: the “Company Shares” or the “Shares”).

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3.	Company’s Business; Basic contribution and responsibilities of the parties:

3.1	The Company’s field of business shall be to develop, manufacture and market skin care & body care cosmetic products and additional products on the online market throughout the world (the “Company Business”). Unless otherwise agreed by the Parties, the Company Business shall not include skin & body care cosmetic products which are designated for pets unless agreed in advance by the parties.

3.2	Innocan will provide, to its best efforts, its knowledge, abilities and connections regarding the development and manufacturing of new cosmetic products according to the Company’s needs from time to time.

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3.4	Innocan hereby represents and warrants to Brandzon as follows: (i) it is the sole owner or lawful assignee of all rights, title and interest in and to the Product Formulations, free and clear from all third party’s rights, including, but not limited to, right of first refusal, right of first offer or any other similar option and/or arrangement and/or restriction of any kind whatsoever; (ii) to the best of its knowledge, the use of the Product Formulations does not infringe any patent, copyright and/or other IP Rights of any third party; (iii) it has not received a notice that any third party is currently infringing its IP Rights with regard to the Product Formulations; and (iv) it has the full legal right and authority to transfer and sell the Product Formulations to the Company under the terms set forth herein.

Innocan shall hold harmless and indemnify the Company, from and against any direct loss, liability, claims, damages and expenses (including reasonable legal costs and attorneys’ fees) resulting from a claim made by a third party alleging that the Product Formulations, as developed by Innocan and transferred to the Company, infringe third party’s IP Rights.

In this Agreement, “IP Rights” means all (i) patents, patent applications, patent disclosures and inventions, if exists (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, as far as such rights exists (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) internet domain names and web sites, (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium);

3.5	Innocan Shareholders Loan

3.5.1	Innocan will also loan the Company, as shareholders’ loans in customary and lawful terms, the following amounts:

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3.5.2	Each part of the Innocan Loans hereunder, including the First Innocan Loan, the Second Innocan Loan, and the Third and Fourth Innocan Loans, if and to the extent provided by Innocan at its discretion in accordance with sub-sections (c) and (d) above (together as the “Innocan Shareholders Loans”), shall bear an interest rate pursuant to Section 3(10) of the Israeli Tax Ordinance (the “Interest”).

3.5.3	The principal amount of the Innocan Shareholders Loans, together with any accrued Interest, shall be due and payable in full by the Company no later than (********************) after the granting of each part of the Innocan Shareholders Loans.

3.5.4	The Parties hereby agree that no dividend or other distribution may be declared or distributed by the Company to its Shareholders, so long as the Innocan Shareholders Loans remain outstanding.

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3.8	It is especially declared that all the obligations included in this clause 3, are of the essence of the agreement and any breach of them will be considered as a substantial breach, which will entitle the non-breaching party to suitable remedies.

4.	The Company

4.1	As soon as practicable following the execution of this Agreement, the Parties, shall incorporate the Company under the laws of Israel. The principles set forth in this Agreement shall be incorporated into the Company’s incorporation documents (the “Incorporation Documents”), and each of the Parties shall execute any documents required for this purpose.

4.2	In the event of a conflict between the provisions of this Agreement and a provision of the Incorporation Documents, the provisions of this Agreement shall prevail – Unless otherwise written and signed as an appendix. In any event of conflict between the provisions of this Agreement and mandatory provisions of the corporate law of the jurisdiction in which the Company will be incorporated, the Parties will amend the provisions of this Agreement, in such way that is closest in conformity with this Agreement and adheres to the mandatory provisions of the applicable corporate law.

5.	The Board

5.1	The Company shall be managed by a board of directors (the “ Board”), which shall comprise of 5 directors. The board members will be appointed by each shareholder holding no less than 20% of the outstanding shares of the company on a fully diluted basis.

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5.3	The directors shall appoint a chairman of the Board from amongst themselves, who shall not have a casting vote.

5.4	Each director shall be entitled to appoint a replacement and/or a proxy for a certain Board meeting, but will not be entitled to appoint a replacement and/or a proxy for more than one month. If a director wishes to appoint a replacement and/or a proxy for more than one month, that director will resign from his position as a director, and the Founder that appointed him will appoint another director in his place. If a director is ineligible to act as a director (including, but not limited to, due to severe illness, conviction for a felony or a crime, bankruptcy), a general or special shareholders meeting may remove such person from his position as a director, in which case the Founder that has appointed such director will be entitled to appointed another director.

5.5	The Board will convene within one week from a request made by two directors, and at least once every three months – unless decided otherwise by the Board.

5.6	The quorum for a meeting of the Board (which can be held via an electronic communication conference or a written resolution) shall be the presence of at least three directors, provided that two of them represent Innocan and one of them represents Brandzon.

5.7	Subject to mandatory applicable law and the provisions of Paragraph 7, all resolutions of the Board shall be adopted by affirmative vote of the majority of the directors.

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5.9	The Company shall indemnify the directors, in accordance with applicable law, for any damage and/or liability, directly or indirectly, that is caused and/or levied on them due to their activity as the directors of the Company.

5.10	Each director shall be entitled to review and/or receive copies of any document, data and/or report of the Company at any time.

5.11	No later than 90 days from the Company’s incorporation, the Company will purchase and hold valid a D&O insurance policy from a legal Israeli insurance company.

5.12	The Board is authorized to take all actions required for the management and operation of the Company, save for those actions that are reserved to the shareholders’ general meeting by law or specifically in the Company’s Articles of Association.

6.	Shareholders Meetings

6.1	In accordance with Section 61(a) of the Israeli Companies Law, 1999, the Company is not obligated to hold a general meeting of the Company’s Shareholders (the “General Meeting”), except to the extent necessary for the appointment of an auditor and/or in accordance with applicable law and/or with this Agreement.

6.2	Each share shall entitle its holder to one vote.

6.3	The shareholders will hold a meeting at the request of shareholders holding at least 25% of the Company’s issued shares.

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9.	Budget, Financial management and Report

9.1	During the first anniversary of the Company’s Business, the Board will approve, at least once every 6 months, a budget and a business plan (the “Budget”). As of the second anniversary of the Company’s Business, the Budget shall be approved every 12 months.

9.2	The Company shall file annual reports no later than the end of the month of March in respect of the previous calendar month.

9.3	It is declared and agreed that as the Company is a subsidiary of a public traded company (Innocan Corp) the Company and its subsidiaries will be required to certain financial management, reports and publications according to relevant laws and regulations.

9.3.1	The Company and its subsidiary will be managed and act accordingly and will cooperate fully with the requirements of Innocan as they will be from time to time in this aspect.

9.3.2	In General, the Company will manage its financials according to the IFRS norms, unless required differently by Innocan, including preparing and filing quarterly financial reports.

10.	IP and Confidentiality

10.1	Other than his respective part of the shares of the Company, no Shareholder shall have any further rights in the Business and/or the Company, including with respect to the Product Formulations, Company’s inventions, patents, know how, trade secrets, trademarks, or any other intellectual property rights relating to the Business which are in the Company’s exclusive ownership and not public domain or owned by third parties (the “Business IP”), which will be the exclusive property of the Company.

10.2	Each Shareholder hereby waives any claim to the Business IP, and undertakes to execute any documents required to affect the assignment of the Business IP free of charge to the Company.

10.3	Without limiting from the foregoing, no Shareholder shall have any rights, claims or interest of whatsoever kind, in the Business IP or with respect thereto, nor shall he be entitled to any additional compensation and consideration for fulfilling his duties under this Agreement, unless otherwise agreed. Each Shareholder hereby assigns and will in the future assign to the Company (if and to the extent required) all rights, title and interest worldwide he may have or acquire in the Business IP.

This paragraph does not diminish any right of any of the Parties or any third party to any IP which already exist or will be developed or created by any of the Parties or a third party not as part of the activity of the Company.

10.4	For the purpose herein “Confidential Information” shall mean all confidential and proprietary information in connection with the Company and/or the Business, including, but not limited to, the Business IP, work practices, financials and/or suppliers of any kind and/or customers. It is declared and agreed that Innocan has and will continue to develop and create new IP, Confidential Information which is not and will not be the possession of the Company and will not be included in the Confidential Information regarding this Agreement.

10.5	To avoid doubt, Confidential Information shall not include information which (a) is lawfully and properly known by any Party with no connection to the Company and/or known prior to it becoming a part of the Company’s activity; (b) is in the public domain or becomes published or otherwise part of the public domain without breach of this Agreement by any Party; (c) is disclosed to any Party by a third party who is not under an obligation to maintain the confidentiality of the information; (d) is developed by any Party independently of any Confidential Information of the Company.

10.6	The Parties shall (a) treat the Confidential Information as confidential and proprietary, and (b) not disclose the Confidential Information to any third parties (including, but not limited to, employees and representatives save on a specific need to know basis).

10.7	Any disclosure of Confidential Information by a Party shall be subject to the written consent issued in advance by the Company, and shall be subject to a confidentiality obligation of the recipient protecting such Confidential Information, having terms no less stringent than those in this Paragraph 9.

10.8	In addition to the above, it is declared and emphasized that Innocan is a publicly traded company and accordingly, any information regarding the Company is part if its proprietary information which needs to be handled according to the rules and regulation of inside information of a publicly traded corporation.

11.	No Competition

11.1	Each Party undertakes, that for as long as it holds Company Shares, it will not:

11.1.1	be involved in any manner, whether directly or indirectly as owner, independent contractor, service provider, shareholder, director, principal, partner, manager, agent, employee, advisor or otherwise, with an activity or business directly conflicting with the Company Business;

11.1.2	solicit any person, who is (or was) a customer of the Company during a period of 12 months prior to the termination of such Party’s shareholding in the Company, to terminate his engagement with the Company and/or solicit any employee of the Company to terminate his engagement with the Company.

11.2	Without derogating from the foregoing, as long as this Agreement remains in force, each Shareholder warrants and confirms, that all of its activities with respect to the developing, manufacturing and marketing of skin care & body care cosmetic products on the online market, shall be made solely through the Company, and not through any other entity.

11.3	In addition, each Party shall be strictly prohibited from selling skin & body care cosmetic products that were developed by the Company. This clause 11.3 shall survive the termination of this Agreement.

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14.	Representations and Warranties of the Parties

Each Party hereby represents and warrants to the other, that:

14.1	It has full power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

14.2	The execution, delivery and performance of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions, if any, on the part of each Party;

14.3	It possesses the know-how, the experience, the abilities and the skills that are required in order to fulfill its obligations and responsibilities to be performed by it hereunder;

14.4	It shall act in exercising its rights and in fulfilling its duties towards the Company and towards the other Parties with good faith and in a customary manner;

14.5	It holds the sufficient financial capabilities in order to execute and deliver this Agreement and all arrangements contemplated herein;

14.6	it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the performance thereof;

14.7	there are no Legal Proceedings pending or threatened against or affecting such Party or any of its assets (or pending or threatened against or affecting any of the officers, directors, members, shareholders, partners, managers or its employees), that may affect, violate, or conflict with the transactions contemplated under this Agreement. In this Agreement, “Legal Proceedings” mean any actions, suits, claims, proceedings, investigations, orders or rulings, by or before any court, arbitration panel or governmental authority;

14.8	Except as set forth under any of the terms and provisions of this Agreement, the execution and delivery of this Agreement by each Party does not, and the consummation of the transactions contemplated hereby and thereby will not: (a) constitute a breach of any law, rule or regulation of any government applicable to each Party; (b) require the consent or agreement of any court, governmental body or entity; (c) violate of, or conflict with or constitute a default under any agreement to which the Party is subject to.

15.	Miscellaneous

15.1	Subject to clause 1.3, the terms of this Agreement comprise the entire understanding among the Founders and supersede all prior discussions, agreements and understandings of every kind and nature among them.

15.2	This Agreement may be amended only with the written consent of all the Founders.

15.3	This Agreement may not be assigned by any Party without the express written consent of the other Party.

15.4	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring.

15.5	Notice. Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Target, be addressed to:

(a)	Innocan Pharma Ltd.

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(b)	Brandzon Co Ltd,

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(c)	or to such other address as any of the parties may designate by notice given to the others. Each notice shall be personally delivered to the addressee or sent by email transmission to the addressee and a notice shall, if delivered prior to 4:30 pm on a business day (local time at the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first business day following the day on which it is delivered.

15.6	Each Party shall execute all documents required for the implementation of this Agreement.

15.7	Any dispute in connection with this Agreement, its implementation and/or its interpretation shall be brought before a mediator, the identity of whom shall be decided by the Parties. If the Parties do not reach an agreement regarding the identity of the mediator, the mediator will be appointed by the head of the Israeli mediation and dispute resolution national center. If the dispute is not resolved within 21 days from the date of the first mediation meeting, the dispute will be referred to a court in accordance with Paragraph 15.8.

15.8	This Agreement shall be governed by and construed according to the laws of Israel, excluding its conflict of law provisions; the competent courts of the Tel Aviv District, Israel, shall have exclusive jurisdiction over this Agreement and any dispute arising in connection therewith.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Innocan Pharma Ltd.	Brandzon Co Ltd.